                                                                    EXHIBIT 10.7


                          Raleigh Industries Limited
                                                             (1)

                                     -and-


                                Phillip Darnton
                                                             (2)







                               SERVICE AGREEMENT

                             as Managing Director







                                    Lovells
                              65 Holborn Viaduct
                                London EC1A 2DY

                                  B2/MJTS/NMF
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                                   Contents

Clause                                                 Page no

 1.  APPOINTMENT AND TERM                                    1

 2.  DUTIES                                                  1

 3.  REMUNERATION AND BONUS                                  2

 4.  PENSION AND INSURANCE BENEFITS                          3

 5.  EXPENSES                                                4

 6.  MOTOR CAR                                               4

 7.  RELOCATION EXPENSES                                     4

 8.  HOLIDAYS AND HOLIDAY PAY                                4

 9.  SICKNESS/INCAPACITY                                     5

10.  CONFIDENTIAL INFORMATION                                5

11.  INVENTIONS                                              5

12.  RESTRICTIVE COVENANTS                                   5

13.  PAYMENT ON TERMINATION                                  7

14.  TERMINATION ON THE HAPPENING OF CERTAIN EVENTS          8

15.  OBLIGATIONS UPON TERMINATION OF EMPLOYMENT              8

16.  OTHER TERMS AND CONDITIONS                              9

17.  DEFINITION                                             10

18.  APPLICABLE LAW                                         10

                               Service Agreement

This Agreement made the  11th  day of  August  2000

Between:

(1) Raleigh Industries Limited (Registered Number 139076) whose registered office is at Triumph Road, Nottingham, NG7 2DD (the "Company") and

(2)  Phillip Darnton of 75 Limerston Street, London SW10 0BL (the "Executive").

Whereas:

The Company wishes to employ the Executive and the Executive has agreed to serve the Company as Managing Director on the terms and conditions set out in this Agreement.

It is agreed:

1.   Appointment and term

1.1 The Company shall employ the Executive and the Executive shall serve the Company as Managing Director with effect from 4 January 2000. During the first year of the Executive's employment hereunder, either the Executive or the Company may terminate the employment at any time by giving to the other not less than six calendar months' notice in writing. Thereafter, either the Executive or the Company may terminate the employment at any time by giving to the other not less than one year's notice in writing. The Company reserves the right to terminate the Executive's employment by payment of a sum equivalent to the amount of the Executive's net salary and the value of other contractual benefits during his notice period.

1.2 The Executive shall be a member of the Derby Cycle Corporation Executive Board of Directors and shall be entitled to receive notice of and shall attend all meetings thereof.


2.   Duties

2.1  During his employment hereunder the Executive shall:

     (a) perform the duties and exercise the powers and functions which from time to time may reasonably be assigned to or vested in him by the Group Chief Executive of the Derby Cycle Corporation (the "Group Chief Executive") in relation to the Company and any Associated Company (as herein defined) at such place or places both within and outside the United Kingdom as the Group Chief Executive or the Board of Directors of the Company ("the Board") shall determine;

     (b) unless prevented by sickness, injury or other incapacity, during working hours devote the whole of his time, attention and ability to his duties hereunder and shall faithfully and loyally serve the Company to the best of his ability and use his utmost endeavours to promote its interests in all respects;

     (c) comply with all reasonable requests, instructions and regulations given or made by the Group Chief Executive (or by any one authorised by him) and promptly provide such explanations, information and assistance as to his activities or the business of the Company as the Group Chief Executive (or the Board) may reasonably require; and

     (d) not engage in any activities which would detract from the proper performance of his duties hereunder, nor without the prior written consent of the Group Chief Executive in any capacity including as director, shareholder, principal, consultant, agent, partner or employee of any other company, firm or person (save as the holder for investment of securities which do not exceed three per cent (3%) in nominal value of the share capital or stock of any class of any company quoted on a recognised stock exchange) engage or be concerned or interested directly or indirectly in any other trade, business or occupation whatsoever.

2.2 Without prejudice to the provisions of clause 2.1 (b) and (d), the Executive may (with the prior written consent of the Group Chief Executive) in the first two years' of his employment hereunder devote up to ten working days' per annum to service in his role as a non-executive director of non-group companies provided that such activities do not give rise to any conflict of interest. The foregoing limit will be reviewed on the second anniversary of the commencement of the Executive's employment hereunder.

2.3  Notwithstanding the provisions of clause 2 the Company shall:

     (a) (in the event of the Executive's absence from work for a consecutive period of three months by reason of illness, accident or other incapacity) be entitled at any time to appoint another person or persons to act jointly with the Executive;

     (b) have the right to require the Executive at any time to carry out such special projects or functions commensurate with his abilities as the Company shall in its absolute discretion determine; and

     (c) be under no obligation to assign to or vest in the Executive any powers, duties or functions or to provide any work for the Executive and may at any time suspend the Executive from the performance of any duties or exclude him from any premises of the Company.

3.   Remuneration and bonus

3.1 As remuneration for his services hereunder the Company shall pay to the Executive a salary at the rate of one hundred and fifty thousand pounds ((Pounds)150,000) per annum (which shall be deemed to accrue from day to day) payable in arrears by equal monthly instalments on the

                                      -2-
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     fourteenth day of each month such salary being inclusive of any fees to which the Executive may be entitled as a director of the Company or of any Associated Company. The said salary shall be reviewed annually by the Board by no later than the end of the first quarter of each calendar year and the rate thereof may be increased (but not, without the Executive's consent, decreased) with effect from 4 January in that year.

3.2 The Executive will be entitled to be a member of the Derby Cycle Corporation Executive Bonus Scheme ("the Bonus Scheme"). Any payments under the Bonus Scheme are entirely discretionary and will be made in accordance with the terms of the Bonus Scheme.

3.3 Without prejudice to the Company's discretion in respect of the Bonus Scheme, the Company will pay the Executive a guaranteed bonus of at least (Pounds)75,000 (subject to the deduction of any tax, national insurance and any other deductions) in respect of the first year of his employment hereunder. This bonus (the final amount of which will be determined by the Group Chief Executive in his absolute discretion and will be dependent on the performance of the Company) will be paid on or about 15 April 2001 and is conditional upon the Executive still being employed by the Company on 31 December 2000 and not working out any period of notice given by him. For the avoidance of doubt, the Executive shall not be entitled to any pro rata proportion of this bonus payment if he is no longer employed by the Company on 31 December 2000.

3.4 For the purposes of the Employment Rights Act 1996 and otherwise the Executive hereby consents to the deduction of any sums owing by him to the Company at any time from his salary or any other payment due from the Company to the Executive and the Executive hereby also agrees to make any payment to the Company of any sums owed by him to the Company upon demand by the Company at any time.

4.   Pension and Insurance Benefits

4.1 The Executive shall be entitled to be a member of the contributory Raleigh Pension Scheme and the non-contributory Raleigh and Sturmey-Archer Executive Pension Scheme, particulars of which are set out in the Company's letter to the Executive dated 15 December 1999 (a copy of which is attached as Schedule I). The Executive's membership of the said schemes shall be subject to the provisions thereof as amended from time to time.

4.2 The Company shall provide the Executive with medical insurance (details of which are available from the Personnel department) in respect of him and (in the event of his marriage) his spouse and any dependent children. The Company shall also provide the Executive with life assurance (in accordance with the terms of the Raleigh and Sturmey-Archer Executive Pension Scheme). The Company shall have the right to change its arrangements for the provision of such benefits, but shall continue to provide benefits of a reasonably equivalent nature and value.

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4.3  The Executive agrees that the maximum weekly working time as set out in regulation 4 of the Working Time Regulations 1998 shall not apply in relation to his employment. This condition shall apply indefinitely subject to the Executive's right to withdraw his agreement to the exclusion of the maximum weekly working time on providing three months' written notice.

5.   Expenses

     The Company shall reimburse to the Executive all travelling, hotel, entertainment and other expenses properly and reasonably incurred by him in the performance of his duties hereunder and properly claimed and vouched for in accordance with the Company's expense reporting procedure in force from time to time.

6.   Motor car

     The Company shall provide the Executive with a motor car appropriate to his status in accordance with the Company's current car scheme policy for his business and personal use. The Company shall pay all taxation, insurance premiums, maintenance and repair expenses. Upon termination of his employment for whatever reason or if the Executive ceases for any reason to hold a valid driving licence the Executive shall forthwith return the motor car to the Company.

7.   Relocation expenses

     The Company will either provide the Executive with temporary accommodation in Nottingham for a period of 12 months from 4 January 2000 or reimburse to the Executive relocation expenses properly and reasonably incurred by the Executive in moving to Nottingham on or before 3 January 2001. The maximum amounts paid by the Company in respect of such temporary accommodation and/or relocation expenses will together be no more than (Pounds)35,000 (net of any taxes). After the said period, the cost of any accommodation for the Executive (or any relocation expenses) will be reviewed by the Company, taking account of the then current circumstances.

8.   Holidays and holiday pay

8.1 In addition to the normal Bank and public holidays the Executive shall be entitled to 25 working days' paid holiday during each calendar year to be taken at such time or times as may be agreed with the Group Chief Executive. The Executive may not without the consent of the Board carry forward any unused part of his holiday entitlement to a subsequent calendar year.

8.2 For the calendar year during which the Executive's employment hereunder commences or terminates he shall be entitled to such proportion of his annual holiday entitlement as the period of his employment in each such year bears to one calendar year. Upon termination of his employment for whatever reason he shall if appropriate either be entitled to salary in

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     lieu of any outstanding holiday entitlement or be required to pay to the
     Company any salary received in respect of holiday taken in excess of his proportionate holiday entitlement.

9.   Sickness/incapacity

9.1 If the Executive shall be prevented by illness, accident or other incapacity from properly performing his duties hereunder he shall report this fact forthwith to the Personnel department and if he is so prevented for more than seven consecutive days he shall if required by the Company provide an appropriate doctor's certificate.

9.2 If the Executive shall be absent from his duties hereunder owing to illness, accident or other incapacity duly certified in accordance with the provisions of clause 9.1 he shall be paid his full remuneration for the first six months of such absence and thereafter subject to the provisions of clause 14 such remuneration as the Board shall in its discretion allow PROVIDED THAT there shall be deducted from such remuneration any Statutory Sick Pay or any social security or other benefits payable to the Executive including any sums recoverable from a third party.

10.  Confidential information

     The Executive shall not during his employment hereunder (save in the proper course thereof) or at any time after its termination for any reason whatsoever disclose to any person whatsoever or otherwise make use of any confidential or secret information which he has or may have acquired in the course of his employment concerning the business, affairs, finance, customers or trade connections of the Company or any Associated Company or any of its or their suppliers, agents, distributors or customers and shall use his best endeavours to prevent the unauthorised publication or disclosure of any such confidential or secret information.

11.  Inventions

     Subject to the Patents Act 1977 and the Copyright, Designs and Patents Act 1988 any invention, design or copyright work made by the Executive during the course of his employment by the Company whether or not in the course of his duties and whether for the Company or any Associated Company shall be the exclusive property of the Company and the Executive undertakes at the expense of the Company to execute any formal and additional assignment required by the Company to vest or confirm the vesting in it or its nominee of all rights in any such invention, design or copyright work.

12.  Restrictive covenants

12.1 Since the Executive will in the course of his employment hereunder have dealings with customers and obtain knowledge of trade secrets and other confidential information in regard to the business of the Company and its Associated Companies, the Executive hereby agrees and undertakes with the Company for itself and as trustee for its Associated Companies that

                                      -5-
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     he shall not without the prior written consent of the Board (such consent to be withheld only so far as may be reasonably necessary to protect the legitimate interests of the Company or any Associated Company):

     (a) for a period of 12 months after the termination of his employment hereunder be engaged or interested (whether as a director, shareholder, principal, consultant, agent, partner or employee) in any business concern (of whatever kind) which shall in the United Kingdom and Eire be in competition with the Company or with any Associated Company in the manufacture, exporting, importing, sale, supply, marketing or distribution of bicycles, bicycle parts or accessories of a kind with which the Executive was concerned to a material extent during the period of one year prior to the termination of his employment with the Company PROVIDED ALWAYS that nothing in this clause 12.1(a) shall restrain the Executive from engaging or being interested as aforesaid in any such business concern in so far as his duties or work relate principally to goods of a kind with which the Executive was not concerned during the period of one year prior to the termination of his employment hereunder;

     (b) for a period of 12 months after the termination of his employment hereunder either on his own behalf or on behalf of any other person, firm or company in respect of any goods of a kind sold or supplied by the Company and/or any Associated Company in respect of the sale or supply of which the Executive may have been engaged during his employment with the Company or any Associated Company:

          (i) canvass, solicit or approach or cause to be canvassed, solicited or approached for orders; or

          (ii)   directly or indirectly deal with

          any person, firm or company who at the date of the termination of this Agreement or within one year prior to such date is or was a customer of the Company or any Associated Company or was in the habit of dealing under contract with the Company or any Associated Company and with whom or which the Executive had contact during the said period; and

     (c) for a period of 12 months after the termination of his employment hereunder either on his own behalf or on behalf of any other person, firm or company:

          (i) directly or indirectly solicit or entice or endeavour to solicit or entice away from the Company or from any Associated Company any employee of executive or managerial status engaged in its or their business and with whom the Executive had dealings at any time during the last year of his employment hereunder; and

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          (ii)   interfere or seek to interfere with the continuance of supplies to the Company and/or any Associated Company (or the terms relating to such supplies) from any suppliers who have been supplying goods, materials or services to the Company and/or any Associated Company at any time during the last year of his employment hereunder.

     Whilst each of the restrictions in clauses 12.1(a), 12.1(b) and 12.1(c) are considered by the parties to be reasonable in all the circumstances as at the date hereof it is hereby agreed and declared that if any one or more of such restrictions shall be judged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of the Company and/or any Associated Company but would be valid if words were deleted therefrom the said restrictions shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other restriction contained herein.

13.  Payment on Termination

13.1 Either party may terminate this Agreement in accordance with clause 1.1.

13.2 If the Company terminates this Agreement on or after 4 January 2001 (otherwise than by giving notice under clause 1.1 or pursuant to clause
     14), the Company will:

     (a) pay to the Executive within 21 days after the termination of this Agreement a single lump sum (less all tax and other deductions required by law) equal to the aggregate of:

          (i)    the Executive's basic annual salary at the date of termination;

          (ii) the annual premium payable by the Company to provide the benefits in clause 4.2 above;

          (iii) the annual value to the Executive of the Company car provided to him under clause 6 above calculated by the Company in accordance with the Automobile Association's tables current at the date of termination.

     (b) make a payment to the schemes referred to in clause 4.1 for the benefit of the Executive of an amount (subject to Inland Revenue limits) such that on retirement the Executive will be entitled to the same benefits to which he would have been entitled had he remained an employee of the Company for a further year.

13.3 If the Company terminates this Agreement before 4 January 2001 (other than by giving notice under clause 1.1 or pursuant to clause 14), the Company shall make a payment of half the amount referred to in clause 13.2(a), together with payment to the schemes referred to in clause 4.1 for the benefit of the Executive of an amount (subject to Inland Revenue limits)

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     such that on retirement the Executive will be entitled to the same benefits to which he would have been entitled had he remained an employee of the Company for a further six months.

13.4 The payments made under this clause will be in full and final settlement of all and any claims which the Executive has or may have against the Company in respect of the Executive's employment hereunder or the termination thereof.

14.  Termination on the happening of certain events

     The Company without prejudice to any remedy which it may have against the Executive for the breach or non-performance of any of the provisions of this Agreement may forthwith terminate this Agreement without notice or payment in lieu of notice if the Executive shall:

     (a) become bankrupt or become the subject of an interim order under the Insolvency Act 1986 or make any arrangement or composition with his creditors; or

     (b)  become a patient as defined in the Mental Health Act 1983; or

     (c) be convicted of any criminal offence (other than an offence under road traffic legislation in the United Kingdom or elsewhere for which a penalty other than imprisonment for three months or more is imposed); or

     (d) commit any act of dishonesty whether relating to the Company, any Associated Company, other employees or otherwise; or

     (e) be prevented by illness or otherwise from performing his duties hereunder for a consecutive period of six calendar months or for an aggregate period of six calendar months in any period of 12 calendar months; or

     (f) be guilty of any serious misconduct, any conduct tending to bring the Company or himself into disrepute, or any material breach or non-observance of any of the provisions of this Agreement or shall neglect, fail or refuse to carry out duties properly assigned to him hereunder.

     On the termination of the Executive's employment, the Company shall pay to the Executive all amounts which are accrued and due to him as at the date thereof.

15.  Obligations upon termination of employment

     Upon the termination of his employment hereunder for whatever reason the Executive shall:

     (a) forthwith tender his resignation as a Director of the Company and of any Associated Company without compensation. To secure his obligation under this Agreement the Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign any documents and do any things necessary to give effect thereto, if the Executive shall fail to sign or do the same himself;

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

     (b) deliver up to the Company all vehicles, keys, credit cards, correspondence, documents, specifications, reports, papers and records (including any computer materials such as discs or tapes) and all copies thereof and any other property (whether or not similar to the foregoing or any of them) belonging to the Company or any Associated Company which may be in his possession or under his control, and (unless prevented by the owner thereof) any such property belonging to others which may be in his possession or under his control and which relates in any way to the business or affairs of the Company or any Associated Company or any supplier, agent, distributor or customer of the Company or any Associated Company, and he shall not without written consent of the Board retain any copies thereof;

     (c) if so requested send to the Company Secretary a signed statement confirming that he has complied with clause 15(b); and

     (d) not at any time represent himself still to be connected with the Company or any Associated Company.

16.  Other terms and conditions

16.1 The provisions of the Company's standard terms and conditions of employment for management and administrative staff shall apply to the Executive's employment hereunder except so far as inconsistent herewith.

16.2 The following particulars are given in compliance with the requirements of s 1 Employment Rights Act 1996:

     (a) the Executive's normal place of work is the Company's principal UK office from time to time but he may be required to work at any other office or location in the UK (or, with his consent, outside the UK) as may be directed by the Group Chief Executive or the Board from time to time;

     (b) the Executive's continuous employment began on 4 January 2000. No employment of the Executive with a previous employer counts as part of the Executive's continuous employment with the Company;

     (c) the Executive's hours of work shall be the normal hours of work of the Company which are from 8.30 am to 5.00 pm Monday to Thursday and 8.30 am to 4.30 pm on Fridays together with such additional hours as may be necessary for the proper discharge of his duties hereunder to the satisfaction of the Board;

     (d) if the Executive is dissatisfied with any disciplinary decision or if he has any grievance relating to his employment hereunder he should refer such disciplinary decision or grievance to the Group Chief Executive and the reference will be dealt with by the Group Chief Executive;

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     (e)  a contracting-out certificate pursuant to the provisions of Pension
          Schemes Act 1993 is in force in respect of the Executive's employment hereunder; and

     (f) save as otherwise herein provided there are no terms or conditions of employment relating to hours of work or to normal working hours or to entitlement to holiday (including public holidays) or holiday pay or to incapacity for work due to sickness or injury or to pensions or pension schemes or to requirements to work abroad and no collective agreement has any effect upon the Executive's employment hereunder.

17.  Definition

     In this Agreement an "Associated Company" means any company which for the time being is:

     (b) a holding company (as defined by s 736 Companies Act 1985) of the Company; or

     (c) any subsidiary (as defined by s 736 Companies Act 1985) of any such holding company or of the Company; or

     (d) a company over which the Company has control within the meaning of s 840 Income and Corporation Taxes Act 1988.

18.  Applicable law

     English law shall apply to this Agreement and the parties submit to the jurisdiction of the English Courts.

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                                  Schedule I


     Letter dated 15 December 1999 from the Company to the Executive is attached.

                                      -11-
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IN WITNESS whereof this deed has been duly executed and delivered the day and year first before written


Executed as a deed by         )
Raleigh Industries Limited    )
acting by                     )



------------------
Director



------------------
Director/Secretary



Signed as a deed by           )
Phillip Darnton               )
in the presence of:           )



------------------
Witness's name and signature



------------------
Witness's address

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